EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-237246) and related Prospectus of Rayonier Inc. for the registration of shares of its common stock and to the incorporation by reference therein of our reports dated February 24, 2020, with respect to the consolidated financial statements of Rayonier Inc., and the financial statement schedule of Rayonier Inc., and the effectiveness of internal control over financial reporting of Rayonier Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Jacksonville, Florida

March 31, 2020